ADVENTRX REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

SAN DIEGO – November 7, 2011 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today reported financial results for the third quarter ended September 30, 2011.

“Consistent with our prior guidance, we met with the FDA last month and reached agreement on a single, additional phase 3 study that will support approval of ANX-514 without the high-dose corticosteroid premedication regimen required with Taxotere and other detergent-containing formulations of docetaxel. Also, we have scheduled a meeting with the FDA for later this quarter to discuss ANX-188, our first-in-class treatment for sickle cell crisis, and the design of a phase 3 pediatric study in this indication,” stated Brian M. Culley, Chief Executive of ADVENTRX.

“Clarity with the FDA is key to the success of any clinical program. Including the upcoming ANX-188 meeting, we will have met with the FDA four times since September 1, which reflects our commitment to productive dialog with the Agency and the speed at which we are advancing our late-stage programs into their respective phase 3 studies next year,” continued Mr. Culley.

Third Quarter 2011 Operating Results

ADVENTRX’s net loss applicable to common stock for the third quarter of 2011 was $3.5 million, or $0.13 per share, compared to a net loss applicable to common stock of $1.8 million, or $0.13 per share, for the same period in 2010.

Research and development (R&D) expenses for the third quarter of 2011 were $2.1 million, an increase of $1.2 million, or 123%, compared to $0.9 million for the same period in 2010. The increase was due primarily to a $0.7 million increase in external nonclinical trial fees and expenses, a $0.2 million increase in external clinical trial fees and expenses and a $0.3 million increase in personnel costs. The increase in external nonclinical trial fees and expenses resulted primarily from increased research-related manufacturing expenses of $0.5 million for Exelbine™ and $0.2 million for ANX-188. The increase in external clinical trial fees and expenses was primarily related to increased clinical consulting expenses of $0.1 million for ANX-188 and $0.1 million for ANX-514.

Selling, general and administrative (SG&A) expenses for the third quarter of 2011 were $2.0 million, an increase of $1.1 million, or 110%, compared to $0.9 million for the same period in 2010. The increase resulted primarily from a $0.5 million increase in personnel costs, mainly due to additional staff hired in 2011 and an accrual for estimated bonus expense related to 2011 performance, a $0.4 million increase in commercial-readiness activities for Exelbine™, and a $0.2 million increase in stock-based compensation.

Transaction-related expenses for the third quarter of 2011 were negative $0.5 million compared to $0 for the same period in 2010. ADVENTRX’s remeasurement at September 30, 2011 of the fair values for the contingent asset and contingent liability related to its consideration for the SynthRx acquisition resulted in a net $0.5 million reduction to transaction-related expenses.

Year-to-Date Operating Results

ADVENTRX’s net loss applicable to common stock for the nine months ended September 30, 2011 was $10.9 million, or $0.43 per share, compared to a net loss applicable to common stock of $11.8 million, or $0.94 per share, for the same period in 2010. Included in the net loss applicable to common stock for the nine months ended September 30, 2010 was a non-cash, deemed dividend expense of $5.6 million incurred in connection with the Company’s January and May 2010 equity financings.

R&D expenses for the nine months ended September 30, 2011 were $4.0 million, an increase of $1.2 million, or 43%, compared to $2.8 million for the same period in 2010. The increase was due primarily to a $0.4 million increase in external clinical trial fees and expenses, a $0.4 million increase in external nonclinical trial fees and expenses and a $0.4 million increase in personnel costs. The increase in external clinical trial fees and expenses was primarily related to increased clinical consulting expenses of $0.2 million for ANX-188 and $0.1 million for ANX-514, as well as a $0.1 million increase for consulting expenses related to Exelbine Study 530-01 clinical site inspections. The increase in external nonclinical trial fees and expenses resulted primarily from increases in research-related manufacturing expenses of $0.8 million for Exelbine and $0.3 million for ANX-188, offset by a $0.7 million decrease in regulatory and research-related manufacturing expenses for ANX-514.

SG&A expenses for the nine months ended September 30, 2011 were $5.4 million, an increase of $2.0 million, or 57%, compared to $3.4 million for the same period in 2010. The increase resulted primarily from a $0.9 million increase in personnel costs, mainly due to additional staff hired in 2011 and an accrual for estimated bonus expense related to 2011 performance, a $0.7 million increase in commercial-readiness activities for Exelbine, a $0.3 million increase in accounting, investor relations and business development professional fees and consulting services and a $0.1 million increase in the cost of ADVENTRX’s facilities lease.

Transaction-related expenses for the nine months ended September 30, 2011 were $1.5 million compared to $0 for the same period in 2010. Transaction-related expenses consisted of $1.8 million related to legal, accounting, financial and business development advisory fees associated with the evaluation of potential acquisition targets, including SynthRx, and the execution of the SynthRx acquisition, offset by a $0.3 million reduction related to changes in the fair value of the contingent asset and contingent liability related to its consideration for the SynthRx acquisition.

Balance Sheet Highlights

As of September 30, 2011, the Company had cash, cash equivalents and short-term investments totaling $38.3 million. Stockholders’ equity amounted to $43.2 million as of September 30, 2011.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a specialty pharmaceutical company focused on developing proprietary product candidates. The Company’s current lead product candidates are ANX-188, a novel, purified, rheologic and antithrombotic compound initially being developed as a first-in-class treatment for pediatric patients with sickle cell disease in acute crisis, and ANX-514, a novel, detergent-free formulation of the chemotherapy drug docetaxel. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding prospects for ultimate approval of a new drug application for ANX-514 based on a single, additional phase 3 study, prospects for approval of ANX-514 without the high-dose corticosteroid premedication regimen required with Taxotere® treatment and the pace at which ADVENTRX is advancing its development programs. Actual events or results may differ materially from those expressed or implied by the forward-looking statements in this press release due to a number of risks and uncertainties, including, without limitation: the risk that ADVENTRX is unable to raise sufficient capital to fund development of its product candidates, including its planned phase 3 clinical trials of ANX-188 and ANX-514; the potential for difficulties or delays in reaching agreement with the FDA on the clinical development of ANX-188; the potential for difficulties or delays in completing manufacturing process development activities and manufacturing material for and/or in completing enrollment of the planned phase 3 clinical trials and any other clinical studies; uncertainty regarding the impact of eliminating corticosteroid premedication on the incidence and severity of adverse events for patients receiving ANX-514 in the planned phase 3 clinical trial; the risks that the planned phase 3 clinical trials for ANX-188 and ANX-514 are not successful and, even if they are successful, that the FDA could determine they are not sufficient to support NDAs for ANX-188 and/or ANX-514 or, in the case of ANX-514, to eliminate corticosteroid premedication; the risk that the FDA does not grant market approval of ANX-188 and/or ANX-514 on a timely basis, or at all; ADVENTRX’s reliance on third parties to assist in the conduct of important aspects of its product candidates’ development programs, including the manufacture of clinical trial material, the conduct of clinical trials and regulatory submissions related to product approval, and that such third parties may fail to perform as expected; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:	Investor Contact:
ADVENTRX Pharmaceuticals Ioana C. Hone (ir@adventrx.com) 858-552-0866 Ext. 303	LHA Don Markley (dmarkley@lhai.com) 310-691-7100

[Tables to Follow]

ADVENTRX Pharmaceuticals, Inc.
(A Development Stage Enterprise)
Condensed Consolidated Statements of Operations
(Unaudited)
(In 000’s except per share data)

	Three months ended				Nine months ended
	September 30,				September 30,
	2011		2010		2011		2010 *
Total net revenue		$—	$—		$—		$—
Operating expenses:
Research and development	2,050			918		4,004	2,791
Selling, general and administrative	1,982			945		5,380	3,423
Transaction-related expenses	(487)			—		1,541	—
Depreciation and amortization	8			5		29	17

Total operating expenses	3,553			1,868		10,954	6,231

Loss from operations	(3,553)			(1,868)		(10,954)	(6,231)
Interest and other income	14			24		66	65
	—
Loss before income taxes	(3,539)			(1,844)		(10,888)	(6,166)
Provision for income taxes	—			—		—	—
	-
Net loss	(3,539)			(1,844)		(10,888)	(6,166)
Deemed dividends on preferred stock	—			—		—	(5,640)
	-
Net loss applicable to common stock	$(3,539)			$(1,844)	$(10,888)		$(11,806)

Net loss per share – basic and diluted	$(0.13)			$(0.13)		$(0.43)	$(0.94)

Weighted average shares – basic and diluted	26,466			14,701		25,171	12,594

* Share and per share information related to dates or periods prior to April 23, 2010 have been restated to reflect retrospective application of the 1-for-25 reverse split of outstanding common stock that took place on that date.

ADVENTRX Pharmaceuticals, Inc.
(A Development Stage Enterprise)
Balance Sheet Data
(In 000’s)

	September 30,	December 31, 2010
	2011
	(Unaudited)

Total cash, cash equivalents and short-term investments	$38,292	$27,979
Working capital	35,916	26,608
Total assets	46,275	28,487
Total liabilities	3,122	1,801
Stockholders’ equity	43,153	26,685